Exhibit 99.3

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                 -------------------------------
DOLLARS IN MILLIONS                                   1997               1996
                                                      ----               ----
ASSETS
Financing and leasing assets
Loans
  Commercial                                      $     9,922.5    $   10,195.6
  Consumer                                              3,664.8         3,239.0

Lease receivables                                       4,132.4         3,562.0
                                                  -------------    ------------
  Finance receivables                                  17,719.7        16,996.6

Reserve for credit losses                                (235.6)         (220.8)
                                                  -------------    ------------
  Net finance receivables                              17,484.1        16,775.8

Operating lease equipment, net                          1,905.6         1,402.1
Consumer finance receivables held for sale                268.2           116.3

Cash and cash equivalents                                 140.4           103.1
Other assets                                              665.8           535.2
                                                  -------------    ------------
  Total assets                                    $    20,464.1    $   18,932.5
                                                  =============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Debt
Commercial paper                                  $     5,559.6    $    5,827.0
Variable rate senior notes                              2,861.5         3,717.5
Fixed rate senior notes                                 6,593.8         4,761.2
Subordinated fixed rate notes                             300.0           300.0
                                                  -------------    ------------
  Total debt                                           15,314.9        14,605.7

Credit balances of factoring clients                    1,202.6         1,134.1
Accrued liabilities and payables                          660.1           594.0
Deferred Federal income taxes                             603.6           523.3
                                                  -------------    ------------
  Total liabilities                                    17,781.2        16,857.1
Company-obligated mandatorily redeemable
 preferred securities of subsidiary trust
 holding solely debentures of the Company                 250.0             -

Stockholders' equity
Common stock - 1,000 shares authorized,
 issued and outstanding                                     -             250.0
Class A common stock, par value $0.01 per
 share, 700,000,000 shares authorized and
 37,173,527 issued and outstanding                          0.4             -
Class B common stock, par value $0.01 per
 share, 510,000,000 shares authorized and
 126,000,000 issued and outstanding                         1.3             -
Paid-in capital                                           948.3           573.3
Retained earnings                                       1,482.9         1,252.1
                                                  -------------    ------------
  Total stockholders' equity                            2,432.9         2,075.4
                                                  -------------    ------------
  Total liabilities and stockholders' equity      $    20,464.1    $   18,932.5
                                                  =============    ============